SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                           LAIDLAW GLOBAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                           LAIDLAW GLOBAL CORPORATION
                                 100 PARK AVENUE
                            NEW YORK, NEW YORK 10017

                ------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 27, 2001
                ------------------------------------------------

To the Stockholders of Laidlaw Global Corporation

     The 2001 Annual Meeting of Stockholders of Laidlaw Global Corporation (the "Company") will be held at the Corporate Offices at 100 Park Avenue, New York, New York 10017, on February 27, 2001 at 4:30 p.m. Eastern Standard Time, to consider and act upon the following matters:

     1. The election of eight (8) directors to serve until their successors have been elected and qualified.

     2. The ratification of the appointment of Grant Thornton LLP as independent auditors for the Company for the year ending December 31, 2000.

     3. To authorize the Board of Directors to amend the Company's Articles of Incorporation to reduce the number of shares of common stock outstanding through a 1-for-5 reverse stock split as set forth on Exhibit A.

     4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only holders of record of common stock, par value $0.00001 per share, of the Company at the close of business on December 13, 2000 the record date, are entitled to vote their shares at the Annual Meeting and any adjournment or postponement of the meeting. Each share of the Company's common stock will entitle its record holder to one vote on each matter put to a vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors,


                                             Roger Bendelac,
                                             President and Secretary

     New York, New York,
     January 30, 2001

                                 PROXY STATEMENT

                ------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 27, 2001

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Laidlaw Global Corporation, a Delaware corporation, for use at the Company's Annual Meeting of Stockholders to be held at 100 Park Avenue, New York, New York 10017, and at any adjournment thereof.

     This Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders of the Company on or about January 30, 2001. The principal executive offices of the Company are located at 100 Park Avenue, New York, New York 10017.

                              PURPORSES OF MEETING

     The purposes of the meeting are to consider and act upon the following matters:

     1. The election of eight (8) directors until their successors have been elected and qualified.

     2. Ratification of the appointment of Grant Thornton LLP as independent auditors for the Company for the year ending December 31, 2000.

     3. To authorize the Board of Directors to amend the Company's Articles of Incorporation to reduce the number of shares of common stock through a 1-for-5 reverse stock split.

     4. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

                           RECORD DATE; VOTE REQUIRED

     The Board of Directors has fixed the close of business on December 13, 2000 as the record date for determination of the Company's stockholders entitled to notice of and to vote at the Annual Meeting.

     As of the record date, there were 27,303,129 shares of the Company's common stock outstanding, the holders of which are entitled to vote at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding on the record date constitutes a quorum for the transaction of business at the meeting.

     As of the record date, the Company's directors and executive officers and their affiliates owned an aggregate of 13,201,299 outstanding shares of the Company's common stock, including shares issuable upon the exercise of vested employee stock options, or approximately 44% of the shares entitled to vote at the Annual Meeting.

                             SOLICITATION OF PROXIES

     The Company has retained the services of Corporate Stock Transfer to assist in the solicitation of proxies from its stockholders. The fees to be paid to that firm for these services are not expected to exceed $1,200. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     Proxies in the accompanying form are solicited on behalf and at the direction of the Board of Directors. All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless the proxies have previously been revoked.

     Regarding the election of directors in voting by proxy, stockholders may vote in favor of the election of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees and with respect to the other proposals to be voted upon, stockholders may vote in favor of the proposals, against the proposals or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR the election of the nominees for the Board of Directors. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     A stockholder executing and returning a proxy has the power to revoke it before it is exercised, and may do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, attention: Roger Bendelac, Secretary. The mailing address of the Company's executive offices is 100 Park Avenue, New York, New York 10017.

     Directors will be elected by a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the election of directors. The approval of the proposed amendment will require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Thus, abstentions and broker non-votes will have the same effect as a negative vote.

                           PRINCIPAL STOCKHOLDERS AND
                          SHARE OWNERSHIP BY MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of October 27, 2000, by:

o each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock;

o each person serving as a director or nominated for election as a director of the Company;

o    each person serving as an executive officer of the Company; and

o    all executive officers and directors of the Company as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to outstanding warrants and options exercisable within 60 days of October 27, 2000 are considered as beneficially owned by the person holding such securities. To our knowledge, except as set forth in this table, we believe that the persons named in this table have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, the address of each of the directors, executive officers and 5% stockholders in this table is as follows: Laidlaw Global Corporation, 100 Park Avenue, New York, New York 10017.

     Percentage beneficially owned is based upon 29,948,683 shares of common stock issued and outstanding as of October 27, 2000 including 2,645,554 shares of common stock issuable upon exercise of outstanding warrants and employee stock options including 94,454 warrants issued with the Laidlaw Holdings 12% Senior Secured Euro-Notes and 2,551,100 employee stock options granted under the 1999 Laidlaw Global Corporation Omnibus Plan which are exercisable within 60 days of October 27, 2000. To date, no warrants have been exercised.

                                                     Number of Shares  Percentage of Common
                                                       Beneficially    Equity Beneficially
Name of Beneficial Owner                                  Owned               Owned
------------------                                     -----------     --------------------
PUSA Investment Company                                 8,341,983            27.85%
  2740 North Dallas Parkway, Suite 200
  Plano, TX 75093

Europ Continents Holding                                1,476,516             4.93%
   5 rue C.M. Spoo
   L-2546 Luxembourg

Larry Horner(1)                                         8,404,683            28.06%

Roger Bendelac(2)                                         587,700             1.96%

Daniel Bendelac(3)                                        537,700             1.80%

Billimac C. Bradley(4)                                  8,341,983            27.85%
     2740 North Dallas Parkway, Suite 200
     Plano, TX 75093


Jean-Marc Beaujolin(5)                                  1,476,516             4.93%
   5 rue C.M. Spoo
   L-2546 Luxembourg

John O'Shea                                             1,550,000             5.18%

Daniel Luskind                                          1,550,000             5.18%

Henry Krauss                                            1,550,000             5.18%

Philip Connor III(6)                                      537,700             1.80%

Carlos C. Campbell                                              0                0%

Milmarina Camacho (7)                                     107,000              .36%
All Directors and Executive
Officers as a Group                                    13,201,299            44.04%

----------

(1) Includes 62,700 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 13, 2000 and 8,341,983 shares of common stock owned by PUSA Investment Company. As the Chairman of the Board, President and Chief Executive Officer of PUSA Investment Company, the 28.19% owner of the Company's common stock, Larry D. Horner may be deemed to control the investment and voting decisions with respect to the stock held by PUSA Investment Company in the Company.

(2) Includes 437,700 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 27, 2000.

(3) Includes 537,700 shares of common stock issuable upon the exercise of options exercisable within 60 days of October 27, 2000.


(4) Includes 8,341,983 shares of common stock owned by PUSA Investment Company. As the Chief Executive Officer of Pacific USA Holdings Corp., the parent company of PUSA Investment Company which is the 28.19% owner of the Company's common stock, Billimac C. Bradley may be deemed to control the investment and voting decisions with respect to the stock held by PUSA Investment Company in the Company.

(5) Includes 1,476,516 shares of common stock owned by Europ Continents Holding. As a significant stockholder and a director of Europ Continents Holding, the 4.99% owner of the Company's common stock, Jean-Marc Beaujolin may be deemed to control the investment and voting decisions with respect to the stock held by Europ Continents Holding in the Company.

(6) Includes 537,700 shares of stock issuable upon the exercise of options exercisable within 60 days of October 27, 2000.

(7) Includes 107,000 shares of stock issuable upon the exercise of options exercisable within 60 days of October 27, 2000.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

     Six of the eight persons nominated for election to the Board of Directors at the Annual Meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the enclosed proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of stockholders or until such time as his successor has been duly elected and qualified. Directors are elected by a plurality of votes cast. Assuming the presence of a quorum at the Annual Meeting, abstentions and non-votes, including proxies marked to withhold authority to vote, will have no effect on the outcome of the election.

     The Company's nominees for director are as follows:

Name                               Age     Position with the Company            Director Since
----                               ---     -------------------------            --------------
Larry D. Horner..............      66      Chairman of the Board                May 27, 1999
                                           and Director
Roger Bendelac...............      44      President, Chief Executive Officer,  May 27, 1999
                                           Chief Operating Officer, Secretary
                                           and Director
Jean-Marc Beaujolin..........      52      Director                             May 27, 1999
John P. O'Shea...............      44      Director                             July 1, 1999
Philip Connor III............      38      Director                             July 1, 2000
Carlos C. Campbell...........      63      Director                             July 1, 2000
Marc Riez....................      37      --------                             --------
Arthur James Niebauer........      42      --------                             --------


     Larry D. Horner was re-appointed as the Chairman of the Board in September 2000, and served as a member of the Board of the Company since November 1999. From June 1999 to November 1999, he served as Chief Executive Officer, Chairman of the Board and a director of the Company. From June 1999 to November 1999, he served as Chief Executive Officer, Chairman of the Board and a director of Laidlaw Holdings. Mr. Horner has served as Chairman of the Board of Laidlaw Pacific (Asia) Ltd. ("Laidlaw Pacific"), a subsidiary of the Company, since October 1994. He has also served as a director of Global Electronic Exchange since its inception in February of 1999. Mr. Horner has spent over 36 years with KPMG International as well as KPMG Peat Marwick (U.S.A.) where he served as Chairman of the Board and Chief Executive Officer from 1984 to 1990. Mr. Horner also serves as Chairman of the Board of Directors and a board member to several corporations including Pacific USA Holdings Corp., PUSA Investment Company, Asia Pacific Wire & Cable Co., Ltd., and as a board member of American General Corp., Phillips Petroleum Company, Lotus Biochemical, Inc., Newmark Homes Corp., Atlantis Plastic Corporation, and UT Starcom, Inc.

     Roger Bendelac has served as President and Chief Operating Officer of the Company since November 1999 and the Chief Executive Officer since September 2000. He has also served as Secretary and a director of the Company since June 1999. He served as the Chief Financial

Officer since June 1999 until September 2000. From July 1997 to November 1999, Mr. Bendelac served as Chief Financial Officer, Secretary and as a member of the Board of Directors of Laidlaw Holdings. He has also served as an executive officer and a director of Laidlaw Global Securities since March 1999 and as President, Chief Financial Officer, Secretary, Treasurer and a director of Global Electronic Exchange since its inception in February of 1999. From 1989 to 1997, Mr. Bendelac served as an investment executive with Westminster Securities Corporation.

     Jean-Marc Beaujolin has served as a director of the Company since June 1999 and as a director of Laidlaw Holdings since October 1994. Since 1992, Mr. Beaujolin has served as the Chairman of the Board of Europ Continents Holding, a holding company quoted on the Luxembourg stock exchange and principally engaged in distribution, real estate and financial services in South East Asia. Europ Continents Holding deals specifically in industrial goods and equipment such as medical supplies and automotive parts.

     John P. O'Shea has served as a director of the Company since July 1, 1999. Since September 1998, he has served as President and Chief Operating Officer of Westminster Securities Corporation ("Westminster"). He joined the Board of Directors of Westminster in January 1997, after serving 10 years as Vice President. From 1982 to 1987, Mr. O'Shea served as Syndicate Manager of Yamner & Co., an American Stock Exchange Member Firm. He is an Allied Member of the New York Stock Exchange and is a Member of the New York Board of Trade. He received a BA and MA in Economics from the University of Cincinnati.

     Philip Connor III has served as a Director of the Company since July 1, 2000. Mr. Connor has served as Head of Institutional Sales of Laidlaw Global Securities since February 1998 and has served as Executive Vice President and a director of Global Electronic Exchange since its inception. From 1994 to 1996, Mr. Connor served as a Senior Vice President of Prudential Securities in their Private Client Alliance Group, and from 1989 to 1994, he served as a Senior Vice President in the Private Client Alliance Group at Oppenheimer & Co., Inc.

     Carlos C. Campbell has for more than five years operated a consulting business in Reston, Virginia and serves on the Board of Directors for Resource America, Inc. and Pico Holdings, Inc., both NASDAQ companies. He also serves on the Board of Directors for Retirement Street.Com, the Armed Forces Dental Benevolent Association and the Board of Advisors for Passport Health, Inc. He has previously served on the Board of Directors for Dominion Bank, Graphic Scanning, Corp., both public companies, Cataract, Inc., Computer Dynamics, Inc., SENSYS, Inc. and numerous other corporations. In 1981, Mr. Campbell was appointed by President Ronald Reagan as the Assistant Secretary of Commerce for Economic Development with the U.S. Department of Commerce. He represented President Reagan as his Envoy to the State Funeral of King Sobhuza II of Swaziland. He served as the White House Urban Policy Task Force and the President's Counsel on Integrity and Efficiency, and as a Member of the U.S. Department of the Treasury Task Force on Debt Management. He led numerous Trade Delegations and participated in forums in Europe, Africa, the Caribbean and South America. He also held positions as the alternate U.S. Executive Director, Inter-American Development Bank, Special Assistant, U.S. Department of Housing and Urban Development, and Deputy Assistant Administrator for Resources Development, American Bicentennial Administration. He has visited over thirty-six nations. During the nine years of active service as a Naval Aviator and Intelligence Officer, he achieved the rank of Lieutenant Commander and acquired over 1,000 flight hours in Pacific area Patrol Squadrons. He also served with the Defense Intelligence Agency Headquarters in Washington, D.C. Mr. Campbell has a Master of City and Regional Planning from Catholic University, a diploma in Engineering Science from the U.S. Naval Post Graduate School and B.S. from Michigan State University. He also completed a seminar in Professional Public Management conducted by the Harvard Graduate School of Business and the Kennedy School of Government. He is the author of New Towns, Another Way to Live, a 1976 Book-of-the-Month Club selection, and over 100 articles published in newspapers and magazines. Mr. Campbell is a licensed pilot and sailor.

     Marc Riez has been employed by a subsidiary of the Company, Laidlaw International S.A. since October 2000 where he is helping to establish brokerage activities in the European Union markets. From August 1990 to October 2000, Mr. Riez served as a Managing Director and as Chief Executive Officer of the International Finance Futures, a subsidiary of Bank Worms which is part of the Group AXA family of companies, where he focused on trading in French and German equities, derivatives, and options futures markets. Mr. Riez has a Master's degree in Finance from the school of the "Hautes Etudes Commerciales."

     Arthur James Niebauer has served as a broker on the floor of the New York Stock Exchange since September 1999 and a Chief Investment Officer for Water Street Limited since May 1996. From May 1996 until September 1999, he also served as Managing Director for Walter J. Dowd, Inc. In July 1991, he founded Berkshire Securities Corporation and served as Vice President, Secretary, Treasurer and Compliance Officer until May 1996. From April 1992 until September 1998, Spear Leeds & Kellogg employed him for dual registration for state regulations. Mr. Niebauer ran independent floor operations through Adler Coleman from May 1991 until April 1992 and prior to that served as an Independent Registered Representative for Spear Leeds & Kellogg from December 1990 until March 1991.

             The Board of Directors recommends that the stockholders
                 vote FOR election of the nominees named above.


                                  Key Employees

     Other key employees of the Company not serving as directors include the following:

     Thomas Rusling (age 59) has served as the President of Howe & Rusling, Inc. ("Howe & Rusling") since 1965. He is a member of Howe & Rusling's Executive Committee, Investment Committee and Strategy Group. Mr. Rusling has more than three decades of portfolio management and corporate experience. He received a BA in Economics from Yale University and later achieved the Chartered Financial Analyst designation.

     Jack Anderson (age 64) has served as the Executive Vice President of Howe & Rusling since 1977. He is a member of Howe & Rusling's Executive and Investment Committees. Prior to joining Howe & Rusling, Mr. Anderson served as a financial accountant for a Fortune 500 company and as an account executive for a respected brokerage firm. He received a BS in Engineering from Brown University and an MBA from Boston University.

     Daniel Luskind (age 74) has served as the Co-Chairman of the Board of Westminster since September 1998. Prior to becoming Co-Chairman, he served as President of Westminster since its inception in 1971. Mr. Luskind is a Certified Public Accountant.

     Henry Krauss (age 74) has served as the Co-Chairman and Secretary of Westminster since September 1998. Prior to becoming Co-Chairman, he served as Secretary and Treasurer of Westminster since its inception in 1971.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates. Each such person and entity has filed a Form 3 with the Commission. However, each such person and entity did not file such form on a timely basis as required by section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the most recent fiscal year.

                             COMMITEES ON THE BOARD

     The Board of Directors has established a Stock Option Committee, composed of Larry D. Horner, the Chairman and an independent director of the Company, and Jean-Marc Beaujolin, a director of the Company, who are responsible for administering the Company's 1999 Omnibus Plan. The members of the Stock Option Committee are no longer eligible to participate in the Omnibus Plan and qualify as disinterested persons for purposes of Rule 16b-3(c)(2)(i) of the Exchange Act. The Stock Option Committee did not hold a meeting in the last fiscal year.

     The Board of Directors has established a Compensation Committee, composed of Messrs. Larry D. Horner, Jean-Marc Beaujolin and Carlos Campbell. The Compensation Committee is responsible for determining the compensation to the Company's Officers and Directors.

     The Board of Directors has also established an Audit Committee, composed of Messrs. Carlos Campbell, a director of the Company, and Jean-Marc Beaujolin. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors as well as review accounting and control procedures and policies. The Audit Committee held its first meeting on March 7, 2000 to adopt its written charter, a copy of which is annexed hereto. The Audit Committee also discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented, received written disclosures and letters from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and discussed the independent auditor's independence. At the meeting, the members of the Audit Committee and the independent auditors determined that the members of the Audit Committee are independent as such term is defined under Section 121(A) of The American Stock Exchange listing standards.

                             EXECUTIVE COMPENSATION

        The following table summarizes calendar 1997, 1998 and 1999 compensation for services in all capacities of the Company's executive officers. Bonuses awarded in 1999 were accrued in December 1999 and paid in January 2000. All other compensation was earned from commissions generated by the Laidlaw Global Securities business.

                           Summary Compensation Table

                                    Annual Compensation               Long-Term Compensation
                                                                          Awards Payouts
                                                                 Securities    LTIP     All Other
Name and Principal                         Salary      Bonus     Underlying   Payouts  Compensation
     Position                  Year         ($)         ($)      Options(#)     ($)       ($)(2)
------------------             ----       -------     ------     ----------   -------  ------------
Anastasio Carayannis(1),       1999       175,000     302,000      62,700       --       629,469
   Chief Executive             1998       158,333          --          --       --       242,200
   Officer                     1997       150,000          --          --       --       216,697

Roger Bendelac,                1999       101,250      98,000      62,700       --       177,067
   President, Chief            1998            --          --     225,000       --       154,233
   Operating Officer,          1997            --          --          --       --        66,410
   Chief Financial
   Officer and Secretary

Daniel Bendelac,               1999       150,000     134,103      62,700       --
   Executive Vice              1998        50,577      10,000     375,000       --
   President                   1997            --          --          --       --

(1) As of October 17, 2000, Anastasio Carayannis resigned as a Director of the Company.

(2) Compensation disclosed in this column is comprised solely of the commissions earned by Executive Officers in their respective capacities as registered representatives.

                                 Options Granted

     The following table sets forth information with respect to incentive stock options granted under the Omnibus Plan between May 15, 1997 and October 27, 2000 to executive officers of the Company and its subsidiaries. The percentage of total options granted to employees during this period is based on an aggregate of 4,528,500 options granted to employees during the period beginning May 15, 1997 and ending October 1, 2000.

     Options Granted from the Period Beginning May 15, 1997 and Ending October 27, 2000

                                         Percentage of                                      Potential
                                         Total Options                                  Realizable Value
                                          Granted to                                       at Assumed
                                         Employees in                                    Annual Rates of
                          Number of       the period                                       Stock Price
                          Securities     beginning May   Exercise                        Appreciation for
                          Underlying     15, 1997 and    Price Per                         Option Terms
                           Options     ended October 27,   Share      Expiration
         Name              Granted           2000           ($)          Date          5% ($)         10% ($)
         ----              -------     -----------------   -----      -----------     -------         -------
Anastasio Carayannis(1)     62,700           1.38%         2.33         5/28/04       553,576         698,573
Roger Bendelac             225,000           4.96%         2.33         1/15/03     1,986,525       2,506,839
                            62,700           1.38%         2.33         5/28/04       553,576         698,573


                           150,000           3.31%         1.25         8/22/05       239,250         301,950
Daniel Bendelac            375,000           8.27%         2.33          9/3/03     3,310,875       4,178,066
                            62,700           1.38%         2.33         5/28/04       553,576         698,573
                           100,000           2.21%         1.25         8/22/05       201,310         159,500


(1) Mr. Carayannis resigned from his position as Chief Executive Officer and Director of the Company.

     In accordance with the rules of the Commission, hypothetical gains or "option spreads" that would exist for the respective options are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term, assuming a fair market value equal to the exercise price per share on the date of grant. The 5% and 10% assumed rates of appreciation are mandated by the Commission and do not represent the Company's estimate projection of future increases in the price of our common stock.

                  Aggregate Option Exercises and Option Values

     The following table sets forth information as of October 27, 2000 with respect to exercisable and unexercisable stock options held by the executive officers of the Company and its subsidiaries. The value of unexercisable in-the-money options are based on the fair market value of our common stock at October 27, 2000, of $1.44 per share, less the exercise price for such shares.

                Aggregate Option Exercises as of October 13, 2000

                                                           Number of
                                                           Securities
                                                           Underlying              Value of
                              Shares                       Unexercised         Unexercisable In-
                             Acquired                 Options at October 13,   the-Money Options
                                on          Value             2000            at October 13, 2000
                             Exercise     Realized        Exercisable /           Exercisable /
      Name                     (#)           ($)          Unexercisable          Unexercisable
      ----                   --------     --------        -------------          -------------
Anastasio Carayannis(1)     1,210,500     1,041,030         62,700/0               53,922/0
Roger Bendelac                150,000       129,000        437,700/0              376,422/0

(1) Mr. Carayannis resigned from his positions as Chief Executive Officer and a Director of the Company.

                    Executive Officers Employment Agreements

     The Company has entered into a one-year employment agreement with Roger Bendelac as President, Chief Executive Officer, Chief Operating Officer, and Secretary. The executive is entitled to a base salary per annum of $165,000. Roger Bendelac is also entitled to a 40% payout on all gross commissions generated from his customer accounts. The executive is entitled to an annual bonus as the compensation committee of the Board of Directors may determine based upon the performance and achievement of specified goals of the Company. If the Company's net income for the year ending December 31, 2000 equals that earned by the Company for the year ended December 31, 1999, then the executive will be entitled to a bonus of no less than 50% of the bonus they receive for the prior year. The executive has agreed not to compete with the Company during the term of employment. The employment agreement includes customary provisions entitling the Company to terminate the executive's employment for cause or upon incapacitation or extended disability of the executive. The employment agreement also includes customary provisions to protect the Company's confidential information and ensure that it will own, among other things, customer lists, products and business plans.

                                  Benefit Plans

Laidlaw Global Corporation Omnibus Plan

     On July 2, 1999, the Board of Directors and stockholders approved the assumption by the Company of the obligations of exercise of options granted by Laidlaw Holdings under the Laidlaw Holdings 1997 Omnibus Plan and of options granted by Westminster under a similar plan. The 1999 Laidlaw Global Corporation Omnibus Plan provides for the grant of: (a) options which may be designated as
(i) "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non qualified stock options; (b) stock appreciation rights; (c) restricted stock awards; (d) performance awards; or (e) other forms of stock-based incentive awards.

     The Company's directors, officers, employees, consultants and advisors, or any subsidiaries of the Company now existing or hereafter formed or acquired, as determined by the Stock Option Committee, are eligible to participate in the Omnibus Plan. Shares of the Company's common stock may be granted under the Omnibus Plan. Subject to certain adjustments, the maximum number of shares which may be issued under the Omnibus Plan shall not exceed 2,900,000 shares of common stock.

     The Omnibus Plan is administered by the Stock Option Committee. The Board of Directors may amend the Omnibus Plan as desired without further action by the stockholders except as required by applicable law and to the extent not causing any material adverse effect on any rights or benefits of the holders of outstanding options. The Omnibus Plan will continue to be in effect until terminated by the Board of Directors.

     The consideration for each award under the Omnibus Plan has been established by the Board of Directors, and will continue to be established by the Board of Directors and the Stock Option Committee, but in no event will the option price for incentive stock options be less than the fair market value of a share of common stock on the date of grant or 110% with respect to optionees who own at least 10% of the outstanding common stock. Nonqualified options will have an option price to be determined by the Stock Option Committee, not less than the fair market value of the common stock on the date the option is granted. The board of directors and Stock Option Committee has the authority to determine the time or times at which incentive stock options granted under the Omnibus Plan become exercisable, provided that the options expire no later than ten years from the date of grant or five years with respect to optionees who own at least 10% of the outstanding common stock. Incentive stock options may be exercised only by an employee while employed by the Company or within 30 days after termination of employment, within one year for termination resulting from disability, or within three years from termination resulting from death.

     Unless otherwise determined by the Board of Directors or Stock Option Committee, the exercisability of options outstanding under the Omnibus Plan will accelerate upon a change in control of the Company, which includes but is not limited to the merger of the Company, with or into another corporation where the Company's stockholders no longer own 50% or more of the stock of the Company, or the sale of substantially all its assets, regardless of whether the options are assumed or new options are issued by the successor corporation.

     As of October 27, 2000, the Company had options outstanding for the purchase of 2,703,163 shares of common stock under the Omnibus Plan. These options have exercise prices ranging from $0.83 to $8.00 per share, and are held by approximately 100 individuals or entities.

                              RELATED TRANSACTIONS

Transactions with PUSA Investment Company

     The Company is a party to certain agreements with PUSA Investment Company, a 28.19% stockholder of the Company. Larry D. Horner, the Company's Chairman, serves as the Chairman of the Board, President and Chief Executive Officer of PUSA Investment Company and Chairman of its Parent Company Pacific USA Holdings Corp. ("PUSA"). Billimac C. Bradley is the Chief Executive Officer of PUSA.

     Loans from PUSA

     The Company received loans in the past from PUSA for which it paid interest. The loans are used to help pay operating expenses and fund capital requirements. Interest on such loans amounted to $26,263 and $37,037 for the years ended December 31, 1999 and 1998, respectively. There have been no such loans since January of 1999.

     Sale of Subsidiary of PUSA

     On December 15, 1999, PUSA sold its wholly owned subsidiary Newmark Homes, Corp. Laidlaw Global Securities, a broker-dealer subsidiary of the Company, served as investment banker in connection with the transaction and earned a fee of $2,150,000.

     Acquisition of Laidlaw Pacific from PUSA

     On March 29, 2000, the Company acquired Laidlaw Pacific ("Asia"), Ltd. from PUSA and Laidlaw Pacific Financial Services Ltd. The amount paid was 200,000 shares of common stock of the Company and $HK 4 million. Laidlaw Pacific is a registered Dealer and Investment advisor with the Hong Kong Securities and Futures Commission and is primarily engaged in providing corporate financial advisory services, and has all licenses to engage in the investment banking business in Hong Kong.

Finder's Fee to John O'Shea

     Pursuant to a Letter of Intent dated April 30, 1999 between Laidlaw Holdings and Westminster to enter into the reorganization, Laidlaw Holdings paid a finder's fee of $50,000 to John O'Shea, a director of the Company.

Formation of GlobeShare Group, Inc. (f/k/a Global Electronic Exchange) and Globeshare

     In January 1999, the Company, in a joint venture with its executive officers and directors including Anastasio Carayannis, Roger Bendelac, Daniel Bendelac, and with Philip Connor III, a nominee for election to the Board of Directors, formed Global Electronic Exchange and its broker-dealer subsidiary Globeshare. The Company received 8,190,000 shares of Global Electronic Exchange common stock in exchange for expenses paid and services rendered by the Company on its behalf, prior to December 1999, in the amount of $558,770. This resulted in a 59% ownership in Global Electronic Exchange by the Company as of October 27, 2000. In association with the private placement of Global Electronic Exchange common stock under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), Laidlaw Global Securities received $440,190 for services rendered as placement agent.


                                 PROPOSAL NO. 2:
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Grant Thornton LLP as the independent auditors of the Company for the current fiscal year. The selection is being submitted to the stockholders for ratification at the Annual Meeting; if the stockholders do not vote for ratification, the Board will reconsider such selection. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     On August 19, 1999, Comiskey & Company, P.C., the Company's former principal independent auditor for the previous two fiscal years, were replaced due to the change in control of the Company pursuant to the recent reorganization. The Company's principal stockholders and new Board of Directors determined that it was in the best interest of the Company to retain the firm of Grant Thornton LLP who served as the independent auditors of the Company's subsidiary Laidlaw Holdings, commencing with the fiscal year ending December 31, 1998. On or about August 16, 1999, the Board of Directors approved the engagement of Grant Thornton LLP to serve as the Company's independent auditor. Further, on or about that same date, Grant Thornton LLP entered into an agreement with the Company to provide such independent auditor services.

     The reports of Comiskey & Company, P.C. on the Company's financial statements did not contain an adverse opinion or disclaimer and was not qualified as to audit scope or accounting principles. There were no disagreements, whether or not resolved, with Comiskey & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter thereof in connection with its report. During the previous two fiscal years and through August 19, 1999, there were no "reportable events" as that term is defined in Item 304(a)(1)(iv) of Regulation S-B of the Securities Act. At the Company's request, Comiskey & Company, P.C. furnished the Company with a letter addressed to the Commission, dated August 19, 1999, a copy of which has been filed as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1999, pursuant to which Comiskey & Company, P.C. agreed with the above terms.

     During the two previous fiscal years and through August 19, 1999, the Company did not consult with Grant Thornton LLP on matters (i) regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements, or
(ii) which concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-B, Item 304).

     Ratification of the selection of Grant Thornton LLP requires the affirmative vote of at least a majority of the shares of the common stock voted at the Annual Meeting. Although the Company's Board of Directors is submitting the appointment of Grant Thornton LLP for stockholder approval, it reserves the right to change the selection of Grant Thornton LLP as auditors, at any time during the fiscal year, if it deems such change to be in the best interest of the Company, even after stockholder approval.

             The Board of Directors recommends that the stockholders
               vote FOR the ratification of Grant Thornton LLP as
                  Independent Auditors for the Company for the
                      fiscal year ending December 31, 2000


                                 PROPOSAL NO. 3:
                       AUTHORIZING THE BOARD OF DIRECTORS
                         TO EFFECT A REVERSE STOCK SPLIT

     The Board of Directors has unanimously adopted a resolution approving, and recommending to the Company's stockholders for their approval, a discretionary amendment to our Certificate of Incorporation authorizing a 1-for-5 reverse stock split of the shares of common stock of the Company (the "Reverse Stock Split"). The Reverse Stock Split, if effected by the Board, will decrease the shares of common stock of the Company issued and outstanding, or held as treasury shares, will not increase the par value of the common stock, and will not change the number of authorized shares of common stock.

     Currently the Company is authorized pursuant to its Certificate of Incorporation to issue 50,000,000 shares of Common Stock. As of the record date, there were 27,303,129 shares of Common Stock outstanding, 158,800 treasury shares and 22,538,071 unissued shares. The reverse split will not alter the number of authorized shares of stock or any other provision of the Company's Certificate of Incorporation. If the stockholders approve the reverse stock split and the Board of Directors proceeds with the reverse stock split, outstanding shares and treasury shares will be reduced to 5,460,626 and 31,760 respectively, and unissued shares increased to 44,507,614.

     The Company's Common Stock is listed for trading on the American Stock Exchange. Shares of the Company's Common Stock trade for less than one dollar per share. Management believes, although there can be no assurance, that if the Company's shares traded at a higher price, there would be more investor interest in its Common Stock.

             The Board of Directors recommends that the stockholders
              vote FOR granting authority to the Board of Directors
                        to effect a reverse stock split.

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

     The Company is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

                                PERFORMANCE GRAPH


     The following graph compares the Company's total share price performance of the Common Stock for the period beginning June 9, 1999, the date the Company's shares first traded, through the fiscal year ended December 31, 2000, with the total share price performance of the AMEX Securities Broker/Dealer Index and the S&P 500 Index. The comparison assumes $100.00 was invested on June 9, 1999 in the Common Stock and in each of the foregoing indices and assumes reinvestment of all dividends, if any.


                              [LINE GRAPH OMITTED]

                                          AMEX SECURITIES
                                           BROKER/DEALER
     Measurement Date          GLL             INDEX          S&P 500 INDEX
     ----------------          ---             -----          -------------

          6/9/99            $100.00          $100.00            $100.00
         6/30/99            $192.43          $110.44            $104.10
         9/30/99            $254.15           $92.61             $97.28
        12/31/99            $117.45          $110.62            $111.42
         3/31/00            $104.80          $132.72            $113.65
         6/30/00             $46.08          $122.73            $110.31
         9/30/00             $18.07          $162.98            $108.94
        12/31/00              $8.13          $139.12            $100.12


                                  OTHER MATTERS

     Company management is not aware of any other business which may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain employees of the Company, who will receive no special compensation therefor, may solicit proxies in person or by telephone or electronic mail. No additional written materials besides the Proxy Statement have been authorized or will be employed in connection with the solicitation of proxies.

                     STOCKHOLDERS' PROPOSALS TO BE PRESENTED
              AT THE COMPANY'S NEXT ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2002 pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 31, 2001 to be considered for inclusion in the Company's proxy materials for that meeting. The proposal must be mailed to the Company's principal executive offices at 100 Park Avenue, New York, New York 10017, Attn: Roger Bendelac.

                   PROVISION OF CERTAIN ADDITIONAL INFORMATION

     A copy of our Annual Report for the year ended December 31, 1999 has been included with this Proxy Statement.

     A copy of the Company's report on Form 10-KSB for the year ended December 31, 1999 will be furnished without charge to any person solicited hereby upon written request directed to 100 Park Avenue, New York, New York 10017, Attn:
Roger Bendelac.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                                Roger Bendelac,
                                                President and Secretary

                                   DETACH HERE

     This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

     IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Please mark your votes as indicated [X]

               PROPOSALS         FOR ELECTION           AGAINST       ABSTAIN
1. Election of Directors
Larry D. Horner                       [ ]                 [ ]           [ ]
Roger Bendelac                        [ ]                 [ ]           [ ]
Jean-Marc Beaujolin                   [ ]                 [ ]           [ ]
John P. O'Shea                        [ ]                 [ ]           [ ]
Philip Connor III                     [ ]                 [ ]           [ ]
Carlos C. Campbell                    [ ]                 [ ]           [ ]
Marc Riez                             [ ]                 [ ]           [ ]
Arthur James Niebauer                 [ ]                 [ ]           [ ]

2.   Ratification of Grant Thornton LLP as independent auditors for the Company.

             FOR              AGAINST            ABSTAIN
             [ ]                [ ]                [ ]

3.   Authorizing the Board of Directors to effect the Reverse Stock Split.

             FOR              AGAINST            ABSTAIN
             [ ]                [ ]                [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

             FOR              AGAINST            ABSTAIN
             [ ]                [ ]                [ ]

IMPORTANT: PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


-------------------------------             ------------------------------
Name:                                       (If Jointly Held)
Title:                                      Name:
                                            Title:

Dated   __________________, 2001


                                  EXHIBIT INDEX

Exhibit No.                                        Description
-----------                                        -----------

1.1                                                Audit Committee Charter

A                                                  Amendment to Certificate
                                                   of Incorporation